Exhibit 99.4

OPTIMER PHARMACEUTICALS, INC.

RESTRICTED STOCK UNIT GRANT NOTICE

(2012 EQUITY INCENTIVE PLAN)

Optimer Pharmaceuticals, Inc. (the “Company”) hereby awards to Participant the number of restricted stock units specified and on the terms set forth below (the “Award”).  The Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2012 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”), both of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.  Except as explicitly provided herein or in the Agreement, in the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:
Consideration:	Participant’s Services

Vesting Schedule:	[ ]

Issuance Schedule:	One share of Common Stock will be issued for each restricted stock unit which vests at the time set forth in Section 6 of the Agreement.

Additional Terms/Acknowledgements:  The undersigned Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Agreement, the Plan prospectus and the Plan.  Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersedes all prior oral and written agreements on that subject, with the exception of: (i) any written employment or severance arrangement that would provide for vesting acceleration of the Award upon the terms and conditions set forth therein, or (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.  By accepting this Award, the undersigned Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

OPTIMER PHARMACEUTICALS, INC.  PARTICIPANT:

By:
Signature	Signature

Title:	Date:

Date:

ATTACHMENTS:  Restricted Stock Unit Agreement, 2012 Equity Incentive Plan

OPTIMER PHARMACEUTICALS, INC.

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Agreement (the “Agreement”) and in consideration of your services, Optimer Pharmaceuticals, Inc. (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its 2012 Equity Incentive Plan (the “Plan”) for the number of restricted stock units set forth on the Grant Notice.  Capitalized terms not explicitly defined in this Agreement shall have the same meanings given to them in the Plan or the Grant Notice, as applicable.  Except as otherwise explicitly provided herein, in the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan shall control.

The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.

1.                                      GRANT OF THE AWARD.  This Award represents your right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice (the “Stock Units”).  As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Stock Units subject to the Award.  This Award was granted in consideration of your services to the Company.  Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company) with respect to your receipt of the Award, the vesting of the Stock Units or the delivery of the Common Stock to be issued in respect of the Award.

2.                                      VESTING.  Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.  Upon such termination of your Continuous Service, the Stock Units credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in such Stock Units or the shares of Common Stock to be issued in respect of such portion of the Award.

3.                                      NUMBER OF STOCK UNITS AND SHARES OF COMMON STOCK.

(a)                                 The number of Stock Units subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

(b)                                 Any additional Stock Units that become subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Stock Units covered by your Award.

(c)                                  Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3.  The Board shall, in its discretion, determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in this Section 3.

4.                                      SECURITIES LAW COMPLIANCE.  You may not be issued any shares in respect of your Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.                                      TRANSFER RESTRICTIONS.  Your Award is not transferable, except by will or by the laws of descent and distribution.  In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of Common Stock subject to the Award until the shares are issued to you in accordance with Section 6 of this Agreement.  After the shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, any applicable Company policies (including, but not limited to, insider trading and window period policies) and applicable securities laws.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Agreement.

6.                                      DATE OF ISSUANCE.

(a)                                 To the extent the Award is (1) exempt from application of Section 409A of the Code and any state law of similar effect (collectively “Section 409A”) and (2) not subject to Section 6(b) below, the Company will deliver to you a number of shares of Common Stock equal to the number of vested Stock Units subject to your Award, including any additional Stock Units received pursuant to Section 3 above that relate to those vested Stock Units, on the applicable vesting date(s).  However, if a scheduled delivery date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day.  Notwithstanding the foregoing, in the event that (i) any shares covered by your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur: (A) during an open “window period” applicable to you under the Company’s policy permitting officers, directors and other designated individuals to sell shares only during certain “window” periods, in effect from time to time (the “Policy”), (B) on a day on which you are permitted to sell shares of Common Stock pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, or (C) on a date when you are otherwise permitted to sell shares of Common Stock on the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding shares from your distribution or withholding from other compensation otherwise payable to you by the Company, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first business day of the next occurring open “window period” applicable to you pursuant to such Policy (regardless of whether you are still providing Continuous Service at such time) or the next business day when you are not prohibited from selling shares of Common Stock in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the applicable shares covered by the Award vest.  Delivery of the shares pursuant to the provisions of this Section 6(a) is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner.  The form of such delivery of the shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(b)                                 Notwithstanding the foregoing provisions, the following provisions will apply if you elect to defer delivery of the shares to be issued in respect of your Award beyond the vesting date in accordance with this Section:

(i)                                    If you elect to defer delivery of shares of Common Stock in respect of the Award beyond the vesting date and such election is made no later than the last day of the calendar year prior to the calendar year in which the Date of Grant occurs and shares commence vesting, or if you elect to defer delivery of the shares subject to your Award in a manner that otherwise complies with Section 409A, then the Company will not deliver such shares on the vesting date or dates provided in your Grant Notice, but will instead deliver such shares to you on the date or dates or permitted payment events that you so elect (the “Settlement Date”); provided, however, that in the event of your upon your termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) prior to the Settlement Date, such vested shares of Common Stock will instead be delivered to you on the earlier date of your Separation from Service or pursuant to the objective payment formula commencing on your Separation from Service, if any, that you specified in your election to defer delivery.  If such deferral election is made, the Board or a duly authorized committee thereof will, in its sole discretion, establish the rules and procedures for such election which will be evidenced by a Restricted Stock Unit Election Agreement.

(ii)                                If at the time the shares would otherwise be issued to you in respect of your Award as a result of your Separation from Service, you are subject to the distribution limitations contained in Section 409A applicable to “specified employees” as defined in Section 409A(a)(2)(B)(i) of the Code and applicable guidance thereunder, share issuances to you as a result of your Separation from Service will not be made before the date which is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six (6) month period.

(iii)                            If the Company determines that you are subject to the Policy or you are otherwise prohibited from selling shares of the Company’s stock in the public market and any shares of Common Stock subject to your Award are scheduled to be delivered on a Settlement Date that does not occur (A) during an open “window period” applicable to you, (B)

on a day on which you are permitted to sell shares of Common Stock pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, or (C) on a day when you are otherwise permitted to sell shares of Common Stock in the public market and the Company elects not to satisfy its tax withholding obligations by withholding shares from your distribution or by withholding from other compensation otherwise payable to you by the Company, then such shares will not be delivered on such Settlement Date and will instead be delivered as soon as practicable on the first business day within the next open “window period” applicable to you pursuant to such policy or the next day when you are not prohibited from selling shares of Common Stock in the public market (regardless of whether you are still providing Continuous Service at such time); provided, however, that unless the delay until the next open window period or the next day when you are not prohibited from selling shares of the Company’s stock in the public market would not result in the imposition of any additional taxes under the Code (including Section 409A of the Code), the delivery of the shares will not be delayed pursuant to this provision beyond 60 days following the selected Settlement Date.  The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.

(iv)                             In the event that you have a Separation from Service that is not a termination of your Continuous Service, then any unvested shares subject to your Award that vest in ordinary course pursuant to the vesting schedule set forth in the Grant Notice following your Separation from Service will be issued to you in accordance with the provisions of Section 6(a); provided, however, that the foregoing provision will not apply to the extent that your severance arrangement, if any, provides for acceleration of vesting of the Award upon your Separation from Service, in which case the shares will be issued to you in accordance with the provisions of Section 6(a) or 6(b), as applicable.

(c)                                  If your Award is subject to, and not exempt from, Section 409A (a “Non-Exempt Award”), the applicable provisions of Appendix A will apply and will supersede anything to the contrary that may be set forth in the Plan, Grant Notice or in any other section of the Agreement with respect to the permitted treatment of your Non-Exempt Award in connection with certain terminations of your employment or service with the Company and certain change in control events.

7.                                      DIVIDENDS.  You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.

8.                                      RESTRICTIVE LEGENDS.  The shares issued in respect of your Award shall be endorsed with appropriate legends determined by the Company.

9.                                      AWARD NOT A SERVICE CONTRACT.

(a)                                 Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice.  Nothing in this Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule set forth in the Grant Notice or the issuance of the shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall:  (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or any Affiliate; (ii) constitute any promise or commitment by the Company or any Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b)                                 By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the vesting schedule provided in the Grant Notice is earned only by continuing as an employee, director or consultant at the will of the Company (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”).  You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award.  You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your Continuous Service at any time, with or without cause and with or without notice.

10.                               WITHHOLDING OBLIGATIONS.

(a)                                 On or before the time you receive a distribution of the shares subject to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your Award (the “Withholding Taxes”).  Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted

Stock Units to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued to pursuant to Section 6) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and provided further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, such share withholding procedure shall be subject to the express prior approval of the Board or a duly authorized committee thereof.

(b)                                 Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock pursuant to this Award.

(c)                                  In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

11.                               UNSECURED OBLIGATION.  Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Agreement.  You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement.  Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12.                               OTHER DOCUMENTS.  You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting officers, directors and other specified individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

13.                               NOTICES.  Any notices provided for in your Award or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting this Award you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.                               GOVERNING PLAN DOCUMENT.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  Except as expressly provided in this Agreement, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.  In addition, your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd—Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

15.                               OTHER DOCUMENTS.  You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

16.                               SEVERABILITY.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

18.                               AMENDMENT.  This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this

Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

19.                               NO OBLIGATION TO MINIMIZE TAXES.  The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award.  You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

20.                               MISCELLANEOUS.

(a)                                 The rights and obligations of the Company under this Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)                                 You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)                                  You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(d)                                 This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*                                         *                                         *

This Agreement will be deemed to be signed by you upon the signing by you of the Grant Notice to which it is attached.

Appendix A

The provisions set forth on this Appendix A shall apply to the extent the Award is a Non-Exempt Award and shall supersede any provisions to the contrary set forth in the Plan or in any other section of the Agreement to which this Appendix A is attached.

1.                                      TREATMENT OF NON-EXEMPT AWARDS UPON TERMINATION OF SERVICE.  The provisions of this Section 1 are intended to apply to the extent your Award is a Non-Exempt Award because of the terms of a severance arrangement or other agreement between you and the Company, if any, that provide for acceleration of vesting of your Award and issuance of the shares in respect of the Award upon your termination of employment or Separation from Service and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) or 1.409A-1(b)(9) (“Non-Exempt Severance Arrangement”).  To the extent your Award is a Non-Exempt Award due to application of a Non-Exempt Severance Arrangement, the following provisions in this Section 1 of Appendix A shall supersede anything to the contrary in Section 6(a) or (b) of the Agreement.

(a)                                 If your Award vests in the ordinary course during your Continuous Service in accordance with the vesting schedule set forth in the Grant Notice, without accelerating vesting under the terms of a Non-Exempt Severance Arrangement, in no event shall the shares be issued in respect of your Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date and (ii) the 60th day that follows the applicable vesting date.

(b)                                 If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of your Award and, therefore, are part of the terms of your Award as of the date of grant, then the shares shall be earlier issued in respect of your Award upon your Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of your Separation from Service.  However, if at the time the shares would otherwise be issued you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six month period.

(c)                                  If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Award and, therefore, are not a part of the terms of your Award on the date of grant, then such acceleration of vesting of your Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during your Continuous Service, notwithstanding the vesting acceleration of the Award.  Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

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2.                                      TREATMENT OF NON-EXEMPT AWARDS UPON A CORPORATE TRANSACTION FOR EMPLOYEES AND CONSULTANTS WHO ARE NOT DIRECTORS.  The provisions in this Section 2 shall apply and shall supersede anything to the contrary that may be set forth in the Plan, Grant Notice or in any section of the Agreement with respect to the permitted treatment of your Non-Exempt Award in connection with a Corporate Transaction if you were either an Employee or Consultant upon the applicable date of grant of your Non-Exempt Award.

(a)                                 Vested Non-Exempt Awards:  To the extent your Non-Exempt Award has vested in accordance with its terms upon or prior to the date of a Corporate Transaction (such portion of your Non-Exempt Award is a “Vested Non-Exempt Award”), then the following provisions shall apply.

(i)                                    If the Corporate Transaction is also a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as described in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (a “409A Change of Control”), then the surviving or acquiring corporation (or its parent company) (the “Acquiring Entity”) may not assume, continue or substitute your Vested Non-Exempt Award.  Upon the 409A Change of Control the settlement of your Vested Non-Exempt Award shall automatically be accelerated and the shares shall be immediately issued in respect of your Vested Non-Exempt Award. Alternatively, the Company may instead provide that you shall receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to you upon the 409A Change of Control.

(ii)                                If the Corporate Transaction is not also a 409A Change of Control, then the Acquiring Entity must either assume, continue or substitute your Vested Non-Exempt Award.  The shares to be issued in respect of your Vested Non-Exempt Award shall be issued to you by the Acquiring Entity on the same schedule that the shares would have been issued to you if the Corporate Transaction had not occurred.  In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to you on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(b)                                 Unvested Non-Exempt Awards.  To the extent your Non-Exempt Award has not vested in accordance with its terms upon or prior to the date of any Corporate Transaction, (such portion of your Non-Exempt Award is an “Unvested Non-Exempt Award”), then the following provisions shall apply.

(i)                                    If the Acquiring Entity shall not assume, substitute or continue your Unvested Non-Exempt Award, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to you in respect of your forfeited Unvested Non-Exempt Award.  Notwithstanding the foregoing, to the extent permitted

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and in compliance with the requirements of Section 409A, the Company may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to you, as further provided in Section 4(b) below.  In the absence of such discretionary election by the Company, your Unvested Non-Exempt Award shall be forfeited without payment of any consideration to you if the Acquiring Entity shall not assume, substitute or continue your Unvested Non-Exempt Award in connection with the Corporate Transaction.

(ii)                                The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a 409A Change of Control.

3.                                      TREATMENT OF NON-EXEMPT AWARDS UPON A CORPORATE TRANSACTION FOR NON-EMPLOYEE DIRECTORS.  The provisions in this Section 3 shall apply and shall supersede anything to the contrary that may be set forth in the Plan, Grant Notice or in any section of the Agreement with respect to the permitted treatment of your Non-Exempt Award in connection with a Corporate Transaction if you were a Director but not an Employee upon the applicable date of grant of your Non-Exempt Award.

(a)                                 If the Corporate Transaction is also a 409A Change of Control, then the Acquiring Entity may not assume, continue or substitute your Non-Exempt Award.  Upon the 409A Change of Control the vesting and settlement of your Non-Exempt Award shall automatically be accelerated and the shares shall be immediately issued to you in respect of the Non-Exempt Award.

(b)                                 If the Corporate Transaction is not also a 409A Change of Control, then the Acquiring Entity must either assume, continue or substitute your Non-Exempt Award.  Unless otherwise determined by the Board, your Non-Exempt Award shall not vest upon the Corporate Transaction. The shares to be issued in respect of your Non-Exempt Award shall be issued to you by the Acquiring Entity on the same schedule that the shares would have been issued to you if the Corporate Transaction had not occurred.

4.                                      GENERAL SUPERSEDING PROVISIONS.  The provisions in this Section 4 shall apply and supersede anything to the contrary that may be set forth in the Plan, the Grant Notice or in any other section of the Agreement with respect to the permitted treatment of your Non-Exempt Award:

(a)                                 Any exercise by the Board of discretion to accelerate the vesting of your Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(b)                                 The Company explicitly reserves the right to earlier settle your Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

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(c)                                  To the extent the terms of your Non-Exempt Award provide that it shall be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a 409A Change of Control. To the extent the terms of your Non-Exempt Award provides that it shall be settled upon a termination of your employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation from Service.  However, if at the time the shares would otherwise be issued to you in connection with your “separation from service” you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six month period.

5.                                      SECTION 409A COMPLIANCE.  The provisions in this Agreement for delivery of the shares in respect of the Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to you in respect of your Non-Exempt Award shall not trigger the additional tax imposed under Section 409A, and any ambiguities herein shall be so interpreted.

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